EXHIBIT 10.4
3001 Deming Way Middleton, WI 53562-1431 (608) 275-3340
September 9, 2019

Rebeckah Long
712 Carman Meadows
Manchester, MO 63021

Dear Rebeckah,

This letter serves as a summary of the compensation and benefit considerations that are being applied to you in light of your promotion into the position of Senior Vice President, Global Human Resources for Spectrum Brands Holdings, Inc. (the “Company”), effective September 9, 2019. In this role, you will continue to report directly to the Company’s Chief Operations Officer or such other officer the Company designates from time to time.

Effective September 9, 2019, your base compensation will be increased to $300,000 (USD), which will be pro-rated for any partial year of service (including for the remainder of fiscal 2019) and paid in accordance with the Company’s standard payroll practices and schedule.

For the 2020 fiscal year, (i) you will be eligible to participate in all employee benefit programs in a manner and at a level that is consistent with that of other employees in comparable positions (to the extent made available by the Company and amended from time to time); (ii) your Management Incentive Plan (“MIP”) will be increased to a target value of 60% of your base salary; and (iii) your Long-Term Incentive Plan (“LTIP”) award will have a target value of $350,000.  Following the 2020 fiscal year, you will be eligible to participate in the Company’s benefits programs, MIP bonus plan (or any successor thereto) and LTIP bonus plan (and any successor thereto) at a level that is consistent with that of other employees in comparable positions (to the extent made available by the Company and amended from time to time).

For the avoidance of doubt, your 2019 fiscal year MIP, LTIP and other compensation, benefits and bonuses (including any other equity grants) will be earned, paid and/or vest in accordance with the arrangement made prior to the date hereof.

While this letter is a confirmation of our offer to you of employment and compensation, it is not meant to imply or constitute an employment contract or alter in any way the mutually understood “employment at will” relationship between you and the Company.

I trust this letter confirms your understanding of the major items related to our offer of employment.

Sincerely,

/s/ Ehsan Zargar
Ehsan Zargar
Executive Vice President, General Counsel and Corporate Secretary

By	/s/ Rebeckah Long
Rebeckah Long
Acknowledged and agreement on this 9th day of September, 2019